UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2020

APTEVO THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37746	81-1567056
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 4th Avenue, Suite 1050 Seattle, Washington	98121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 838-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	APVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry Into a Material Definitive Agreement.

On August 5, 2020 (the “Closing Date”), Aptevo Therapeutics Inc. (“Aptevo”) entered into a $25 million Credit and Security Agreement (the “Credit Agreement”) by and among Aptevo and its subsidiary, as borrowers, MidCap Financial Trust, as agent, and the lenders from time to time party thereto. The Credit Agreement provides Aptevo and the other borrower thereunder with a $25 million term loan, which was provided in a single tranche on the Closing Date. The term loan will amortize on a monthly basis commencing in March 2022 and will mature on August 5, 2024. Amounts drawn under the Credit Agreement bear interest at a rate of LIBOR plus 6.25% per annum, subject to a 1.50% LIBOR floor and a LIBOR cap of 2.50%.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, in each case applicable to Aptevo and its subsidiaries. The negative covenants include restrictions on, among other things, indebtedness, liens, dividends and other distributions, repayment of subordinated indebtedness (if any), mergers, dispositions, investments (including licensing), acquisitions, transactions with affiliates and modification of organizational documents or certain other agreements. The Credit Agreement contains mandatory prepayment provisions that require Aptevo and its subsidiaries to prepay the term loan with the proceeds of sales of certain contractual payment streams.

The Credit Agreement also contains customary events of default, including, among other things, failure to pay principal or interest due under the Credit Agreement, default of covenants, a cross-default to Aptevo’s or its subsidiary’s other material indebtedness, breach of material contracts by Aptevo or its subsidiaries, commencement of liquidation, reorganization or similar relief, or termination or loss of right to certain contractual payments. The obligations of Aptevo and the other borrowers under the Credit Agreement are secured by all of their assets other than (1) certain voting shares of future foreign subsidiaries of Aptevo if granting security over such shares would result in an adverse tax event, and (2) any lease, license or other contract where the grant of a security interest would constitute a default, be prohibited by applicable law, or would require certain third-party consents, except to the extent the anti-assignment override provisions of the Uniform Commercial Code apply.

The related financing documents contain (1) a customary agency fee, (2) an origination fee of $125,000, (3) a termination fee (payable on a total or partial prepayment of the term loan, in respect of the portion of the term loan prepaid) in an amount that would be necessary to generate (i) a 10% return on invested capital during the first 6 months following the Closing Date, (ii) a 12% return on invested capital during months 7, 8, or 9 following the Closing Date, and (iii) a 13% return on invested capital during months 10, 11, or 12 following the Closing Date, whether such prepayment is voluntary or by reason of the occurrence of an event of default or acceleration of the loan, and (4) an exit fee (payable on a total or partial prepayment of the term loan, in respect of the portion of the term loan prepaid) in an amount equal to 6% of the amount prepaid at any time following the first anniversary of the Closing Date, whether such prepayment is voluntary or by reason of the occurrence of an event of default or acceleration of the loan.

The foregoing description of the Credit Agreement and related financing documents is a summary, is not complete, and is qualified in its entirety by the full text of the Credit Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On August 6, 2020, the Company issued a press release announcing the transaction described above. The full text of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibit

Exhibit No.	Description

99.1	Press Release dated August 6, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APTEVO THERAPEUTICS INC.

Date: August 6, 2020	By:	/s/ Marvin L. White
Marvin L. White
President and Chief Executive Officer